UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 23, 2015

Waters Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

01-14010	13-3668640
(Commission File Number)	(IRS Employer Identification No.)

34 Maple Street, Milford, Massachusetts	01757
(Address of Principal Executive Offices)	(Zip Code)

(508) 478-2000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 25, 2015, Waters Corporation (the “Company”) announced that Christopher J. O’Connell has been hired to serve as its President and Chief Executive Officer (“CEO”) and as a member of its Board of Directors, commencing on September 8, 2015. Previously, Mr. O’Connell, age 48, served as Executive Vice President and Group President, Restorative Therapies Group, of Medtronic plc (formerly Medtronic, Inc.) since August, 2009.

In connection with Mr. O’Connell’s hiring, on June 23, 2015, the Company entered into an offer letter (the “Agreement”) with Mr. O’Connell. The Agreement provides that, effective September 8, 2015, Mr. O’Connell will serve as the President and CEO of the Company and will be appointed as a member of its Board of Directors. Pursuant to the terms of the Agreement, Mr. O’Connell is entitled to receive an annual base salary of $825,000 and is eligible for an annual bonus based on achievement of performance objectives established by the Compensation Committee of the Company’s Board of Directors in its discretion. The target amount of the annual bonus is 125% of Mr. O’Connell’s base salary. In addition, Mr. O’Connell will be entitled to receive, as his 2015 equity award at the time annual equity awards are granted to Company executives generally (which is expected to be in December 2015), a non-qualified stock option award having a Black-Scholes value on the date of grant of $5,000,000. The award will vest as to 20% of the shares of common stock underlying the award on each of the first five anniversaries of the date of grant, generally subject to continued employment on each vesting date and subject to the other terms and conditions of the Company’s equity incentive plan.

The Agreement also provides that in connection with the commencement of his employment, Mr. O’Connell will receive the following:

•	a restricted stock unit award on September 8, 2015, with the number of restricted stock units subject to the award determined by dividing $2,500,000 by the closing price of a share of Company common stock on such date. The restricted stock unit award will vest as to one-third of the award on each of the first three anniversaries of the date of grant, generally subject to continued employment on each vesting date and subject to the other terms and conditions of the Company’s equity incentive plan. The award will vest in full upon a termination of employment due to death or Disability (as defined in the Agreement), a termination by the Company without Cause (as defined in the Agreement) or a termination by Mr. O’Connell for Good Reason (as defined in the Agreement).

•	a non-qualified stock option award on September 8, 2015, having a Black-Scholes value on such date of $2,500,000. The non-qualified stock option award will vest as to 20% of the shares of common stock underlying the award on each of the first five anniversaries of the date of grant, generally subject to continued employment on each vesting date and subject to the other terms and conditions of the Company’s equity incentive plan. The award will vest in full upon a termination of employment due to death or Disability, a termination by the Company without Cause or a termination by Mr. O’Connell for Good Reason.

•	a cash payment of $1,700,000 (subject to repayment of a pro rata amount thereof (based on the date of termination of employment) if Mr. O’Connell resigns without Good Reason or his employment is terminated by the Company for Cause prior to September 8, 2016).

The Agreement also provides that Mr. O’Connell will be entitled to reimbursement of certain costs associated with his relocation to the Milford, Massachusetts area pursuant to the Company’s executive relocation program (excluding the allowance for temporary living expenses provided thereunder).

If Mr. O’Connell’s employment is terminated by the Company other than for Cause or if he resigns for Good Reason, Mr. O’Connell will be entitled to receive, subject to the execution of a release of claims and continued compliance with the restrictive covenants contained in the Employment Agreement, continued salary and target annual bonus for a period of twenty-four (24) months. In addition, Mr. O’Connell will be entitled to receive a lump sum payment equal to the amount that the Company would have paid in premiums under the life, accident, health and dental insurance plans in which Mr. O’Connell and his dependents were participating immediately prior to the termination of his employment for the twenty-four (24) -month period following the date of termination. If Mr. O’Connell is employed on or after July 1 of the year in which his employment termination occurs, he will also be entitled to a pro-rata annual bonus for such year, based on actual performance. Mr. O’Connell will be subject to non-competition and non-solicitation restrictions for a period of two years following the termination of his employment.

The Agreement includes certain other customary terms, including with respect to protection of confidential information and documents, assignment of intellectual property rights, reimbursement of business expenses, indemnification and insurance coverage, and reimbursement of legal fees.

The Agreement provides that all of its provisions, including the provisions described above, will only take effect as a binding agreement between the Company and Mr. O’Connell as of September 8, 2015, except that if Mr. O’Connell is willing and able to commence employment with the Company on September 8, 2015 and the Company refuses to employ him as President and Chief Executive Officer on such date, the Company will, within 10 business days of September 8, 2015, pay to Mr. O’Connell an amount in cash equal to $6,500,000.

In connection with the execution of the Agreement, the Company entered into a Change of Control/Severance Agreement dated September 8, 2015 (the “Change of Control Agreement”) with Mr. O’Connell. The Change of Control Agreement provides that if, within nine months prior to a Change of Control (as defined in the Change of Control Agreement) and subsequent to the commencement of substantive discussions that ultimately result in the Change of Control, or within eighteen (18) months following a Change of Control, the Company terminates Mr. O’Connell’s employment for a reason other than Cause (as defined in the Change of Control Agreement), death or Disability (as defined in the Change of Control Agreement), or Mr. O’Connell resigns for Good Reason (as defined in the Change of Control Agreement), then, subject to the execution of a release of claims, the Company will pay to Mr. O’Connell a lump sum amount equal to (I) thirty-six (36) times his monthly base salary, plus (II) the amount payable pursuant to (I) multiplied by his target bonus percentage (or, if greater, his accrued bonus percentage for the current year), plus (III) the amount that the Company would have paid in premiums under the life, accident, health and dental insurance plans in which Mr. O’Connell and his dependents were participating immediately prior to the termination of his employment for the thirty-six (36) -month period following the date of the Change of Control. The foregoing amounts payable under the Change of Control Agreement will be reduced by the amount of any severance or similar amounts paid or payable under the Agreement. In addition, the Change of Control Agreement provides for any outstanding equity awards and qualified or non-qualified capital accumulation benefits under certain Company benefit plans that are unvested or unexercisable and held by Mr. O’Connell on the date of such termination of employment to vest or become exercisable upon such Change of Control.

On June 25, 2015, Waters Corporation also announced that CEO, Douglas A. Berthiaume, will retire as CEO on September 8, 2015, but will continue in his role as Chairman of Waters’ Board of Directors.

Item 7.01	Regulation FD Disclosure.

On June 25, 2015, Waters Corporation issued a press release announcing the appointment of Mr. O’Connell and the retirement of Mr. Berthiaume as set forth in Item 5.02 of this Current Report on Form 8-K. A copy of the press release is furnished with this Form 8-K as Exhibit 99.1. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of Waters Corporation under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release, dated June 25, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATERS CORPORATION

Dated: June 25, 2015	By:	/s/ EUGENE G. CASSIS
	Name:	Eugene G. Cassis
	Title:	Corporate Vice President and Chief Financial Officer